Exhibit 99

Blockchain Technology Company BlackStar Secures Institutional Investor for Debt Repayment, Seeks Valuation and Eyes Revenue Possibilities Through IP Licensing

BOULDER, COLORADO, Nov. 5, 2024 / BlackStar Enterprises Group, Inc. ("Blackstar") (OTC Pink: BEGI), ("the Company"). BlackStar entered into an agreement to retire $861,539.26 of debt ("the Settlement Amount") in a transaction pursuant to 3(a)(10) of the Securities Act. Continuation Capital, Inc. ("CCI"), a Delaware corporation, purchased the obligations from certain vendors of the Company, which consist of accounts payable due from the Company.

Mr. Kurczodyna states that over 90% of the Company's short-term liabilities are being renegotiated or paid. He said BlackStar's relationship with an institutional investor, CCI, strengthens the Company's balance sheet, shows a level of confidence from the Street, and prepares the company for future funding.

Mr. Kurczodyna also stated that the next step for the Company is a valuation of our patents and a licensing strategy. He believes that the recent SEC registration of Crypto Currency Assets secured by Exchanged Traded Funds sends a clear signal to the Investment Banking world that digital assets trading on blockchain will trade through Brokers as Spot Market ETFs. BlackStar's intellectual property portfolio covers all regulated registered equity, and all forms of securities traded on blockchain through Broker-Dealers.

Other Info: BlackStar Enterprise Group, Inc. (OTC: BEGI)

WEBSITE: blackstareg.com

EMAIL: info@blackstareg.com

CONTACT Bryan P Hemphill….559-359-1480

http://www.blackstareg.com/investor-relations/

More information can be found in the Company's recently filings at the SEC web site: https://www.sec.gov/cgi-bin/browse-edgar?company=BlackStar+Enterprise&match=&filenum=&State=&Country=&SIC=&myowner=exclude&action=getcompany.

SEC Disclaimer

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere. This press release may contain forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in BlackStar's ("the Company's") business plan. The creation of subsidiaries and expansion of services into new sectors should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.